Acorn, an Internet of Things Remote Monitoring Provider, Reports Q2 Results and Reviews Progress and Outlook on Call Today at 11:00 am ET

Wilmington, DE, Aug. 15, 2016 – Acorn Energy, Inc. (OTCQB: ACFN) today reported results for its second quarter ended June 30, 2016 (Q2’16). Acorn Energy is hosting a conference call today at 11:00 am ET to review recent progress in its strategic repositioning of the company as well as its second quarter financial results (call details below).

Strategic Repositioning of the Company

In late April, Acorn announced plans to focus its resources and operational efforts on the growth of its OmniMetrix subsidiary, a pioneering leader in machine-to-machine (Internet of Things) wireless, remote monitoring and control for stand-by generators, pipelines, cell towers and other critical equipment.

In support of this strategy:

●

In April, Acorn closed on a transaction in which it partnered its Sonar Solutions business (DSIT) with leading Israeli defense firm, Rafael Advanced Defense Systems Ltd., by selling approximately 50% of Acorn’s ownership interest in DSIT for gross proceeds of $4.9 million plus a potential earn-out. Acorn retains 41.2% ownership interest in DSIT.

●	In April, Acorn also announced its intention to enhance operating results and reduce its cash burn through the planned liquidation of its GridSense Inc. subsidiary assets.

●	In July, the assets of Acorn’s GridSense Inc. subsidiary were sold to Franklin Fueling Systems, Inc., a wholly-owned subsidiary of Franklin Electric Co., Inc. for a gross sales price of $1 million.

●	Acorn is actively pursuing acquisition targets both in monitoring and in unrelated areas.

Jan Loeb, CEO of Acorn commented, “Acorn continues to make solid progress in its strategic repositioning, advancing our key goals of substantially strengthening the Company’s financial position to support growth strategies and initiatives aimed at moving Acorn to profitability.

“Our second quarter results reflect the sale of a portion of our interest in the DSIT sonar business and its deconsolidation from our financial statements, along with a negative one-time revenue adjustment of $130,000 with respect to a previous understatement of deferred revenue at OmniMetrix. Obscured by these factors was normalized revenue growth of 29% in our core monitoring business. This business generally enjoys better than 50% gross margins, and we expect it can continue to grow at a 25% annualized rate.

“Our goal is to scale our monitoring operations organically and through acquisitions, to capitalize on the growing demand for the cost-saving and efficiency advantages of our advanced machine-to-machine monitoring technology. More than half of OmniMetrix’s revenue comes from recurring maintenance contracts that provide it with attractive margins and stable and predictable cash flows.

“We also continue to pursue initiatives to reduce costs and enhance operational efficiencies at both OmniMetrix and Acorn, while at the same time we are very active in seeking opportunities to grow the monitoring business and better leverage our asset base.”

Acorn Financial Results

Q2’16 revenue decreased to $1,915,000 from $4,105,000 in Q2’15, and first half 2016 revenue decreased to $6,676,000 from $7,815,000 in the first half of 2015, solely reflecting the deconsolidation of DSIT’s operations from Acorn’s revenues following the sale of a portion of Acorn’s ownership in DSIT in April 2016.

DSIT operating results were fully consolidated for the period January 1 through April 21, 2016 in Acorn’s Statements of Operations. For the period April 22, 2016 through June 30, 2016, Acorn recorded its share of DSIT’s net income under the equity method as a “Share of income in DSIT.” Reflecting this change, DSIT’s revenue recorded by Acorn decreased to $1,154,000 in Q2’16 from $3,415,000 in Q2’15, and decreased to $5,074,000 in the first half of 2016 from $6,452,000 in the first half of 2015.

DSIT

DSIT’s Q2’16 revenue increased 16% to $3,950,000 from $3,415,000 in Q2’15, and increased 22% in the first half of 2016 to $7,870,000 compared to $6,452,000 in the first half of 2015. Acorn recorded a gain in Q2’16 of $3,543,000 (net of income taxes and transaction costs) on the sale of a portion of its interest in DSIT.

OmniMetrix

Revenue from Acorn’s OmniMetrix subsidiary increased 10% to $761,000 in Q2’16 from $690,000 in Q2’15, and increased 18% to $1,602,000 in the first half of 2016 from $1,363,000 in the first half of 2015, principally driven by increased hardware revenue. Q2’16 revenue included a negative one-time adjustment of $130,000 with respect to a previous understatement of deferred revenue. Excluding this adjustment, Q2’16 revenue would have increased 29%, or $201,000, as compared to Q2’15, and first half 2016 revenue would have increased 27%, or $369,000, as compared to first half 2015.

OmniMetrix’s gross margin decreased to 47% in Q2’16 from 55% in Q2’15, and decreased to 49% in the first half of 2016 from 60% in the first half of 2015, principally due to the one-time revenue adjustment as well as the impact of increased hardware sales which carry lower margins. Excluding the one-time revenue adjustment, gross margin would have been 55% in Q2’16 compared to 55% in Q2’15, and decreased to 53% in the first half of 2016 as compared to 60% in the first half of 2015. The margin decrease in the first half of 2016 principally reflected the impact of increased hardware sales.

Balance Sheet

Because Acorn no longer consolidates the assets and liabilities of DSIT on its balance sheet, it now reports its remaining 41.2% share of the net assets of DSIT as an investment in DSIT of $5,416,000 as of June 30, 2016. Pursuant to the terms of Acorn’s DSIT share sale agreement, $579,000 of the sale proceeds allocable to Acorn were deposited in escrow and are so reflected on Acorn’s June 30, 2016 balance sheet. The escrow will be released to Acorn in October 2017, subject to possible indemnity claims under the share sale agreement.

The June 30, 2016 balance sheet also includes approximately $1.7 million of non-recourse liabilities to third parties of the discontinued GridSense business. Acorn expects these liabilities will be settled by the independent liquidation officer who was appointed following the July 12, 2016 sale of GridSense assets.

Cash and cash equivalents plus accounts receivable were $1,055,000 at June 30, 2016. As GridSense’s largest creditor, Acorn expects to receive a portion of any remaining proceeds from the sale of GridSense’s assets when the liquidation and settlement of GridSense liabilities is concluded in the next few weeks. These proceeds are not reflected in the June 30, 2016 cash balance.

Conference Call Details:

Date/Time:	Monday, August 15th at 11:00 am ET

Dial-in Number:	888-243-4451 or 412-542-4135 Int’l

Online Replay/Transcript:	Audio file and call transcript will be posted to the Investor section of Acorn’s website when available.

About Acorn (www.acornenergy.com)

Acorn Energy, Inc. is a holding company with investments in two portfolio companies:

OmniMetrix™, Inc. (www.omnimetrix.net) - is a leader and pioneer in machine-to-machine (M2M) wireless remote monitoring and control for stand-by generators, pipelines, cell towers, medical facilities, data centers, public transportation systems, and other critical equipment, including at federal, state and municipal government facilities. OmniMetrix is a proven solution for making critical systems more reliable, with over 18 years of experience and thousands of monitored assets. Acorn has an 80% equity stake in OmniMetrix and consolidates its results of operations.

DSIT Solutions Ltd. (www.dsit.co.il) - develops and produces sonar applications for the defense, HLS, energy and commercial markets. The company employs a world-class multi-disciplinary team of professionals that are skilled in the latest sonar and real-time technologies. DSIT products include: The Shield family of Diver Detection Sonars, Anti-Submarine Warfare and Hull Mounted Sonar systems, Portable Acoustic Ranges, Underwater Acoustic Signal Analysis applications and sonar simulators and trainers. Acorn has a 41.2% equity stake in DSIT, and beginning in the second quarter of 2016 no longer consolidates DSIT’s results of operations, but instead accounts for its investment in DSIT under the equity method.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business; reaching profitability; or maximizing the value of its operating companies and other assets. A complete discussion of the risks and uncertainties which may affect Acorn Energy’s business generally and the businesses of its subsidiaries is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Relations Contact:

David Collins, William Jones

Catalyst Global

212-924-9800 or acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of June 30, 2016	As of December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$623	$124
Restricted deposits	—	2,172
Escrow deposit	—	100
Accounts receivable, net of provisions for doubtful accounts of $34 and $20 at June 30, 2016 and December 31, 2015, respectively	432	6,389
Unbilled revenue	—	3,849
Inventory, net	230	506
Other current assets	837	1,633
Current assets – discontinued operations	51	1,079
Total current assets	2,173	15,852
Investment in DSIT	5,416	—
Property and equipment, net	253	954
Escrow deposit	579	—
Severance assets	—	3,558
Restricted deposits	—	2,951
Goodwill	—	516
Other assets	211	470
Non-current assets – discontinued operations	—	29
Total assets	$8,632	$24,330
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities of long-term debt	$123	$1,916
Leap Tide loan payable, net of discount	—	1,900
Accounts payable	587	2,346
Accrued payroll, payroll taxes and social benefits	540	1,320
Deferred revenue	1,853	5,251
Other current liabilities	609	2,260
Current liabilities – discontinued operations	1,729	1,827
Total current liabilities	5,441	16,820
Long-term liabilities:
Accrued severance	—	4,984
Other long-term liabilities	668	849
Due to DSIT	978	—
Non-current liabilities – discontinued operations	16	19
Total long-term liabilities	1,662	5,852
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; Issued –30,124,494 and 28,127,511 shares at June 30, 2016 and December 31, 2015, respectively	301	281
Additional paid-in capital	99,912	98,977
Warrants	1,600	1,597
Accumulated deficit	(97,730)	(97,191)
Treasury stock, at cost – 801,920 shares at June 30, 2016 and December 31, 2015	(3,036)	(3,036)
Accumulated other comprehensive loss	(242)	(262)
Total Acorn Energy, Inc. shareholders’ equity	805	366
Non-controlling interests	724	1,292
Total equity	1,529	1,658
Total liabilities and equity	$8,632	$24,330

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Revenue	$1,915	$4,105	$6,676	$7,815
Cost of sales	1,133	2,436	4,263	4,904
Gross profit	782	1,669	2,413	2,911
Operating expenses:
Research and development expenses, net of credits	293	492	658	902
Selling, general and administrative expenses	1,205	2,471	3,830	4,793
Total operating expenses	1,498	2,963	4,488	5,695
Operating loss	(716)	(1,294)	(2,075)	(2,784)
Finance expense, net	(275)	(64)	(548)	(64)
Loss before income taxes	(991)	(1,358)	(2,623)	(2,848)
Income tax benefit (expense)	(11)	(20)	(19)	13
Net loss after income taxes	(1,002)	(1,378)	(2,642)	(2,835)
Gain on sale of interest in DSIT, net of income taxes and transaction costs	3,543	—	3,543	—
Share of income in DSIT	25	—	25	—
Income (loss) before discontinued operations	2,566	(1,378)	926	(2,835)
Loss from discontinued operations, net of income taxes	(224)	(1,798)	(1,610)	(3,275)
Net income (loss)	2,342	(3,176)	(684)	(6,110)
Non-controlling interest share of net (income) loss – continuing operations	94	(4)	145	16
Non-controlling interest share of net loss – discontinued operations	—	31	—	176
Net income (loss) attributable to Acorn Energy, Inc. shareholders	$2,436	$(3,149)	$(539)	$(5,918)

Basic net income (loss) per share attributable to Acorn Energy, Inc. shareholders:
Continuing operations	$0.10	$(0.05)	$0.04	$(0.11)
Discontinued operations	(0.01)	(0.07)	(0.06)	(0.11)
Total attributable to Acorn Energy, Inc. shareholders	$0.09	$(0.12)	$(0.02)	$(0.22)

Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic	27,963	26,476	27,644	26,476

Diluted net income (loss) per share attributable to Acorn Energy, Inc. shareholders:
Continuing operations	$0.10	$(0.05)	$0.04	$(0.11)
Discontinued operations	(0.01)	(0.07)	(0.06)	(0.11)
Total attributable to Acorn Energy, Inc. shareholders	$0.09	$(0.12)	$(0.02)	$(0.22)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – diluted	27,968	26,476	27,651	26,476